Exhibit 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEERS

We hereby consent to the references to Cawley, Gillespie and Associates, Inc. in the form and context in which they appear in the Current Report on Form 8-K, dated September 8, 2016 (the “Report”) of PDC Energy, Inc. (the “Company”). We further consent to the incorporation by reference of our report, dated July 1, 2016 in the Report and in the Company’s Registration Statements on Form S-8 (Registration No. 333-189685, Registration No. 333-167945, Registration No. 333-137836, Registration No. 333-118222 and Registration No. 333-118215), the Company’s Registration Statement on Form S-3 (File No. 333-202853) and any prospectus supplement filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

/s/ Cawley, Gillespie and Associates, Inc.

Licensed Petroleum Engineers

Fort Worth, Texas

September 8, 2016